Exhibit 22.1

LIST OF SUBSIDIARY GUARANTORS

From time to time, the subsidiaries of Triton International Limited (“Triton”) listed in the table below may be guarantors of debt securities issued by Triton pursuant to the registration statement on Form F-3 to which this list is filed as an exhibit.

Name	Jurisdiction

Triton Container International Limited	Bermuda

TAL International Container Corporation	Delaware